UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
DATE OF EARLIEST EVENT REPORTED: March 15, 2011
GULFMARK OFFSHORE, INC.
(Exact Name of Registrant as Specified in Its Charter)
Delaware
(State or Other Jurisdiction of Incorporation)
001-33607
(Commission file number)
76-0526032
(I.R.S. Employer Identification No.)

10111 Richmond Avenue, Suite 340,	77042
Houston, Texas	(Zip Code)
(Address of principal executive offices)
(713) 963-9522
(Registrant’s telephone number, including area code)
N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS
ITEM 9.01 EXHIBITS
SIGNATURES
EX-10.1
EX-10.2

ITEM 5.02 DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.
On March 15, 2011, Mr. Richard M. Safier, age 56, agreed to join GulfMark Offshore, Inc. (the “Company”) as Vice President — General Counsel and Secretary.
In connection with Mr. Safier’s appointment as Vice President — General Counsel and Secretary of the Company, the Company and Mr. Safier have entered into an Employment Agreement effective March 15, 2011 (the “Employment Agreement”). The Employment Agreement provides for an initial term through March 15, 2012, which will automatically renew for additional one-year periods unless Mr. Safier or the Company provide written notice of their intent not to renew the agreement or Mr. Safier has terminated his employment with the Company. Mr. Safier shall be paid an initial annual base salary of $245,000. Pursuant to his Employment Agreement, Mr. Safier has been granted a one-time award of 4,000 shares of restricted stock under the GulfMark Offshore, Inc. 2010 Omnibus Equity Incentive Plan (the “LTI Plan”) which shall become 100 percent (100%) vested on March 15, 2014, subject to Mr. Safier’s continued employment with the Company. During his employment, Mr. Safier will be eligible for an annual bonus as provided by the GulfMark Offshore, Inc. Incentive Compensation Plan. Beginning in 2012, at the same time the Compensation Committee makes annual grants of equity awards to executive officers, the Company shall grant Mr. Safier long-term incentive compensation award opportunities (such as restricted stock, restricted stock units and/or stock options) under the LTI Plan having a grant date value equal to the sum of Mr. Safier’s base salary and target annual bonus opportunity. Mr. Safier will be provided with a level of benefits similar to that provided to other Company senior executive officers from time to time.
In connection with Mr. Safier’s appointment as Vice President — General Counsel and Secretary of the Company, the Company also entered into a Change of Control Agreement with Mr. Safier (the “Change of Control Agreement”) effective March 15, 2011. The Change of Control Agreement relates to termination of employment in connection with a change of control of the Company and is substantially similar to agreements for certain other Company senior executive officers.
In the event Mr. Safier’s employment is terminated without “Cause”, or Mr. Safier terminates employment for “Good Reason” after a “Change of Control” occurs (all terms as defined in the Change of Control Agreement), Mr. Safier shall be entitled to receive payment of the following amounts and benefits:
(i)	accrued salary and vacation through the date of termination;

(ii)	a prorated bonus through the date of termination based upon the annual bonus paid for the immediately preceding fiscal year;

(iii)	an amount equal to 2.0 times Mr. Safier’s highest annual salary;

(iv)	an amount equal to 12 times Mr. Safier’s monthly premium amounts for group medical continuation coverage;

(v)	immediate vesting of all unvested stock options and restricted stock;

(vi)	a lump sum payment equal to two times the Company contributions that would have been made to Mr. Safier’s 401(k) and Executive Deferred Compensation Plan accounts had Mr. Safier remained employed by the Company for a period of two years after the termination of employment; and

(vii)	reimbursement for outplacement services for a period of six months following termination of employment.

The Change of Control Agreement only addresses the terms of employment and compensation in the event of a termination of employment in connection with a change of control of the Company and not as a result of termination unrelated to such change of control and is intended to provide an appropriate retention incentive while balancing the value to the Company of such retention during a change of control transition period. The initial term of the Change of Control Agreement is two-years, and in the absence of a Change of Control shall be automatically extended for successive one-year periods unless the Company gives notice 120 days prior to the end of the term to Mr. Safier that the Change of Control Agreement will not be extended.
There is no arrangement or understanding between Mr. Safier and any other person pursuant to which Mr. Safier will be appointed as Vice President — General Counsel and Secretary of the Company effective as of March 15, 2011. Mr. Safier has no family relationship between any director or executive officer of the Company. There are no transactions in which Mr. Safier has an interest requiring disclosure under Item 404(a) of Regulation S-K.
From March 2006 through March 2011, Mr. Safier was Vice President — General Counsel and Secretary for T-3 Energy Services, Inc. Prior to joining T-3 Energy Services, Inc., Mr. Safier served as General Counsel and Secretary for a privately held Houston based software company and in addition has been engaged in the private practice of law with two Houston based law firms. He has over 25 years of legal experience in general commercial business matters. He holds a B.A. degree from the University of South Carolina and received his Juris Doctorate from South Texas College of Law.
The foregoing description of the Employment Agreement and Change of Control Agreement does not purport to be complete and is qualified in its entirety by reference to the Employment Agreement and Change of Control Agreement which are attached hereto and filed herewith as Exhibits 10.1 and 10.2.
ITEM 9.01 EXHIBITS
(d) Exhibits

Exhibit No.	Description of Exhibit

10.1	Employment Agreement between Richard M. Safier and GulfMark Offshore, Inc. dated effective as of March 15, 2011

10.2	Change of Control Agreement between Richard M. Safier and GulfMark Offshore, Inc. dated effective as of March 15, 2011

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GULFMARK OFFSHORE, INC. (Registrant)
/s/ Quintin V. Kneen
Quintin V. Kneen
Executive Vice President & Chief Financial Officer

DATE: March 21, 2011